                           OFFER TO PURCHASE FOR CASH
                     UNITS OF LIMITED PARTNERSHIP INTERESTS

                                       OF

                            ML MEDIA PARTNERS, L.P.

                                       AT

                                 $950 PER UNIT

                                       BY

                               SMITHTOWN BAY, LLC

--------------------------------------------------------------------------------
THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT,
       EASTERN TIME, ON DECEMBER 29, 1998, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

    Smithtown Bay, LLC, a Delaware limited liability company (the "Purchaser"), hereby offers to purchase up to 9,000 units of limited partnership interests including any rights attributable to claims, damages, recoveries, including recoveries from any class action lawsuits, and causes of action accruing to the ownership of such units of limited partnership interests ("Units") of ML Media Partners, L.P., a Delaware limited partnership (the "Partnership"), at a purchase price of $950 per Unit, without interest, less the $50 transfer fee (per transfer, not per Unit) charged by the Partnership and less the amount of any cash distributions declared or paid, including any return of capital made in cash with respect to the Units between November 1, 1998 and the Expiration Date (as hereinafter defined) (the "Purchase Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Agreement of Transfer and Sale, as each may be supplemented or amended from time to time (which together constitute the "Offer"). The 9,000 Units sought to be purchased pursuant to the Offer represent, to the best knowledge of the Purchaser, approximately 4.8% of the Units outstanding as of the date of the Offer.

    THE OFFER TO PURCHASE IS NOT CONDITIONED UPON THE VALID TENDER OF ANY MINIMUM NUMBER OF UNITS. IF MORE THAN 9,000 UNITS ARE VALIDLY TENDERED AND NOT WITHDRAWN, THE PURCHASER WILL ACCEPT FOR PURCHASE UP TO 9,000 OF THE TENDERED UNITS, ON A PRO RATA BASIS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN, SEE "TENDER OFFER--SECTION 13. CERTAIN CONDITIONS OF THE OFFER."

    A HOLDER OF UNITS ("UNIT HOLDER") MAY TENDER ANY OR ALL UNITS OWNED BY SUCH UNIT HOLDER.

          FOR MORE INFORMATION OR FOR FURTHER ASSISTANCE PLEASE CALL:

                        MAVRICC MANAGEMENT SYSTEMS, INC.
                                 1-800-500-3243

                                                               November 27, 1998

                                   IMPORTANT

    Any Unit Holder desiring to tender any or all of his/her Units should complete and sign the Agreement of Transfer and Sale in accordance with the instructions in the Agreement of Transfer and Sale and mail or deliver a fully executed original of the Agreement of Transfer and Sale along with any other required documents to the Purchaser at the address set forth on the back cover of this Offer to Purchase, or request his/her broker, dealer, commercial bank, credit union, trust company or other nominee to effect the transaction on their behalf.

    QUESTIONS OR REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE OR THE AGREEMENT OF TRANSFER AND SALE MAY BE DIRECTED TO MAVRICC MANAGEMENT SYSTEMS, INC. (THE "DEPOSITARY") BY CALLING THE TOLL-FREE INFORMATION
LINE: 1-800-500-3243.

                            ------------------------

    NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE AGREEMENT OF TRANSFER AND SALE. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                           [INTENTIONALLY LEFT BLANK]

                               TABLE OF CONTENTS

INTRODUCTION..........................................................................          1

OFFER TO PURCHASE.....................................................................          4

    Section 1. Terms of the Offer.....................................................          4

    Section 2. Proration; Acceptance for Payment and Payment for Units................          4

    Section 3. Procedures for Tendering Units.........................................          5

             Valid Tender.............................................................          5

             Backup Federal Income Tax Withholding....................................          5

             Tenders by Beneficial Holders............................................          6

             Signature Guarantees.....................................................          6

             ERISA....................................................................          6

             Appraisal Rights.........................................................          6

             Other Requirements.......................................................          6

             Determination of Validity; Rejection of Units; Waiver of Defects;
             No Obligation to Give Notice of Defects..................................          7

    Section 4. Withdrawal Rights......................................................          7

    Section 5. Extension of Tender Period; Termination; Amendment.....................          8

    Section 6. Certain Tax Consequences...............................................          8

    Section 7. Purpose and Effects of the Offer.......................................          8

             Purpose of the Offer.....................................................          8

             Certain Restrictions on Transfer of Units................................          9

             Effect on Trading Market and Price Range of the Units....................          9

    Section 8. Future Plans...........................................................          9

    Section 9. Past Contacts and Negotiations With General Partner....................         10

    Section 10. Certain Information Concerning the Business of the Partnership
              and Related Matters.....................................................         10

              Business................................................................         10

              Selected Financial Data.................................................         11

              Distributions...........................................................         12

    Section 11. Certain Information Concerning the Purchaser..........................         12

    Section 12. Source of Funds.......................................................         13

    Section 13. Certain Conditions of the Offer.......................................         13

    Section 14. Certain Legal Matters and Required Regulatory Approvals...............         14

              General.................................................................         14

              Antitrust...............................................................         15

              State Takeover Laws.....................................................         15

    Section 15. Fees and Expenses.....................................................         15

    Section 16. Miscellaneous.........................................................         15

SCHEDULE 1............................................................................      S-1-1

To the Holders of Units of Limited Partnership Interests of ML Media Partners, L.P.

                                  INTRODUCTION

    Smithtown Bay, LLC, a Delaware limited liability company (the "Purchaser"), hereby offers to purchase up to 9,000 units of partnership interests including any rights attributable to claims, damages, recoveries, including recoveries from any class action lawsuits, and causes of action accruing to the ownership of such units of limited partnership interests ("Units") of ML Media Partners, L.P., a Delaware limited partnership (the "Partnership" or the "Fund"), at a purchase price of $950 per Unit, without interest, less the $50 transfer fee (per transfer, not per Unit) charged by the Partnership and less the amount of any cash distributions declared or paid, including any cash return of capital, if any, (collectively hereinafter referred to as "Distributions") made or declared with respect to the Units between November 1, 1998 and the Expiration Date (as hereinafter defined) (the "Purchase Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Agreement of Transfer and Sale (which together constitute the "Offer"). The 9,000 Units sought to be purchased pursuant to the Offer represent, to the best knowledge of the Purchaser, approximately 4.8% of the Units outstanding as of the date of the Offer.

We encourage you to consider the following factors:

- Holders of Units ("Unit Holders") who tender their Units will be giving up the opportunity to participate in any future potential benefits represented by ownership of Units, including, for example, the right to participate in any future distribution of cash or property, whether from operations, the proceeds of a sale of the Partnership's assets or in connection with any future liquidation of the Partnership. However, there is no guarantee of future results of the Partnership and investment in the Partnership.

- Although the Purchaser cannot predict the future value of the Partnership's assets on a per Unit basis, the Purchase Price could differ significantly from the net proceeds that would be recognized on a per Unit basis from the sale of the Partnership's assets or that may be realized upon a future liquidation of the Partnership.

- The tax consequences of the Offer to a particular Unit Holder may be different from those of other Unit Holders and we urge you to consult your own tax advisors in connection with the Offer.

- Unit Holders should note that the most recent reported trading activity in the Units occurred in July 1998. The average selling price for Units reported in the limited and sporadic secondary market during the two-month period ended July 31, 1998 was $698.61 encompassing ten trades and 614 Units (as reported by Partnership Spectrum, a third party publication). Such secondary market selling prices, however, do not take into account commissions charged by secondary market makers effectuating such sales which the Purchaser believes, based on a typical ten Unit sales transaction, range from 5% to 8% of the sales proceeds (which would result in a reduction of the net proceeds to the seller of approximately $350 to approximately $550).

- The net asset value of the Units as estimated by the General Partner in its Interim Report to Unit Holders for the period ended June 26, 1998 ("Interm Report") is $1,000.00 per Unit. The net asset value does not necessarily reflect the fair market value of a Unit, which may be higher or lower than the net asset value depending on several factors.

  The General Partner stated in the Interim Report that this estimate does not give effect to any future costs that may be incurred by the Partnership in connection with pending litigation and there can be no assurance as to the amount of the ultimate sale proceeds that will be generated from the sale of the Partnership's remaining media properties or the net amount that will ultimately be distributed.

  The General Partner also stated in the Interim Report that as previously communicated, with respect to limited partnerships, Merrill Lynch client account statements report estimated values provided to Merrill Lynch by independent valuation services. The estimated values provided by the independent valuation services on Merrill Lynch account statements and those provided in the Interm Report by the General Partner may differ, and are not market values, and you may not be able to sell your Units or realize either amount upon the sale of such Units. In addition, you may not realize such estimated values upon the liquidation of the Partnership's remaining assets.

- The Purchaser is making the Offer with a view towards making a profit. Accordingly, there may be a conflict between the desire of the Purchaser to acquire the Units at a low price and the desire of the Unit Holders to sell the Units at a high price. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the $950 Purchase Price and no representation is made as to such fairness. Other measures of value may be relevant to a Unit Holder and all Unit Holders are urged to carefully consider all of the information contained in the Offer to Purchase and Agreement of Transfer and Sale and to consult with their own advisors (tax, financial or otherwise) in evaluating the terms of the Offer before deciding whether to tender their Units.

Unit Holders may no longer wish to continue with their investment in the Partnership and might consider accepting the Offer for one or more of the following reasons:

- An established trading market for the Units does not now exist, and it is not anticipated that such a market will develop in the future. (See the Partnership's Annual Report on Form 10-K for the fiscal year ended December 26, 1997). Unit Holders who desire resale liquidity may wish to consider the Offer. The Offer affords a significant number of Unit Holders with an opportunity to dispose of their Units for cash, which otherwise might not be available to them. The Purchase Price is not intended to represent either the fair market value of a Unit or the Partnership's assets on a per Unit basis. Although there are some limited resale mechanisms available to the Unit Holders wishing to sell their Units, there is no formal or organized trading market for the Units.

- The Offer may be attractive to certain Unit Holders who wish in the future to avoid the continued additional expense, delay and complication in filing income tax returns which result from the ownership of the Units.

- The Offer provides Unit Holders with the opportunity to liquidate their Units and to reinvest the proceeds in other investments should they desire to do so.

- The Offer will provide Unit Holders with an immediate opportunity to liquidate their investment in the Partnership without the usual transaction costs associated with secondary market sales.

    If you wish to sell some or all of your Units now, please read carefully the enclosed Offer to Purchase and the Agreement of Transfer and Sale. All you need to do is complete the Agreement of Transfer and Sale in accordance with the instructions provided therein, sign where indicated, have your signature Medallion Guaranteed and return it to the Purchaser, in the pre-addressed return envelope. If you desire to accept this Offer, please carefully follow the instructions on the Agreement of Transfer and Sale. Errors will delay and possibly prevent acceptance of your tender of the Units.

    If, prior to the Expiration Date, the Purchaser increases the consideration offered to Unit Holders pursuant to the Offer, such increased consideration will be paid with respect to all Units that are purchased pursuant to the Offer, whether or not such Units were tendered prior to such increase in consideration.

    The Offer is being made by the Purchaser as a speculative investment based upon the belief that the Units represent an attractive investment at the price offered based upon, in part, the expected liquidation of the Partnership's assets. The purpose of the Offer is to allow the Purchaser to benefit from any one or a combination of the following: (i) any cash distributions from Partnership operations in the ordinary course of business; (ii) distributions, if any, of net proceeds from the liquidation of any properties after the

Partnership has satisfied its liabilities; (iii) any cash from any redemption of the Units by the Partnership; and (iv) sale of the Units.

    The Offer is not conditioned upon the valid tender of any minimum number of the Units. If more than 9,000 Units are validly tendered and not withdrawn, the Purchaser will accept up to 9,000 of the tendered Units for purchase on a pro rata basis, subject to the terms and conditions herein. See "Tender Offer--
Section 13. Certain Conditions of the Offer." The Purchaser expressly reserves the right to terminate the Offer at anytime and to waive any or all of the conditions of the Offer, although the Purchaser does not presently intend to waive any such conditions.

    The Partnership is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith is required to file reports and other information with the Securities and Exchange Commission ("Commission") relating to its business, financial condition and other matters. Such reports and other information are available on the Commission's Electronic Data Gathering and Retrieval System (EDGAR), at its internet website at www.sec.gov.com and may be inspected at the public reference facilities maintained by the Commission at room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and is available for inspection and copying at the regional offices of the Commission located in Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Room of the Commission in Washington, D.C. at prescribed rates.

    The Purchaser has filed with the Commission a Tender Offer Statement on
Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, which provides certain additional information with respect to the Offer. Such Statements and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the Commission in the manner specified above.

    According to publicly available information, there were 187,994 Units issued and outstanding at December 26, 1997, held by approximately 14,298 Unit Holders. The Purchaser currently owns 9,361 Units which is approximately 4.98% of the outstanding Units.

    Information contained in this Offer to Purchase which relates to, or represents statements made by the Partnership or the General Partner, has been derived from information provided in reports and other information filed with the Commission by the Partnership and General Partner.

    Unit Holders are urged to read this Offer to Purchase and the accompanying Agreement of Transfer and Sale carefully before deciding whether to tender their Units.

                               OFFER TO PURCHASE

    SECTION 1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for up to 9,000 Units that are validly tendered on or prior to the Expiration Date and not withdrawn in accordance with Section 4 of this Offer to Purchase. The term "Expiration Date" shall mean 12:00 midnight, Eastern Time, on December 29, 1998, unless and until the Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest date on which the Offer, as so extended by the Purchaser shall expire.

    Subject to any approval rights of the General Partner under the terms of the Partnership Agreement, the Purchaser reserves the right to transfer or assign, (in whole or in part from time to time), to one or more of the Purchaser's affiliates, the right to purchase all or any portion of the Units tendered pursuant to the Offer. Any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering Unit Holders to receive payment for Units validly tendered and accepted for payment pursuant to the Offer.

    The Offer is conditioned on satisfaction of certain conditions. See "Tender Offer--Section 13. Certain Conditions of the Offer," which sets forth in full the conditions of the Offer. The Purchaser reserves the right (but shall not be obligated), for any reason, or for no reason, to waive any or all of such conditions or to terminate the offer at any time. If any or all of such conditions have not been satisfied or waived by the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Units tendered, (ii) terminate the Offer and return all tendered Units to tendering Unit Holders, (iii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Units validly tendered, (iv) extend the Offer and, subject to the right of Unit Holders to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended or (v) to otherwise amend the Offer.

    The Offer to Purchase and the related Agreement of Transfer and Sale are being mailed at the Purchaser's expense to Unit Holders or beneficial owners of Units (in case of Individual Retirement Accounts (IRA) and qualified plans).

    SECTION 2. PRORATION; ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS. If not more than 9,000 Units are validly tendered and not properly withdrawn prior to the Expiration Date the Purchaser, upon the terms and subject to the conditions of the Offer, will accept for payment all such Units so tendered.

    If more than 9,000 Units are validly tendered and not properly withdrawn on or prior to the Expiration Date, the Purchaser, upon the terms and subject to the conditions of the Offer, will accept for payment 9,000 Units so tendered, on a pro rata basis with appropriate adjustments to avoid tenders of fractional Units and purchases that would violate transfer restrictions contained in the Partnership's Second Amended and Restated Agreement of Limited Partnership ("Partnership Agreement").

    In the event that proration is required, because of the difficulty of immediately determining the precise number of Units to be accepted, the Purchaser will announce the final results of proration as soon as practicable, but in no event later than five to ten business days following the Expiration Date. Subject to the Purchaser's obligations under Rule 14e-1(c) under the Exchange Act to pay Unit Holders the Purchase Price in respect of Units tendered or to return those Units promptly after termination or withdrawal of the Offer, the Purchaser will not pay for any Units tendered until after the final proration results have been determined.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment, and will pay for, Units validly tendered and not withdrawn in accordance with Section 4 below, as promptly as practicable following the Expiration Date. Upon written notification by the Partnership that the Units purchased by the Purchaser have been approved for transfer to it, the Purchaser will pay for the

Units. In all cases, payment for Units purchased pursuant to the Offer will be made only after the Expiration Date and timely receipt by the Purchaser of a properly completed and duly executed Agreement of Transfer and Sale and any other documents required by the Agreement of Transfer and Sale.

    For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment (and thereby purchased) tendered Units when, as and if the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Units pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Units purchased pursuant to the Offer will in all cases be made by the deposit of the Purchase Price with the Depositary who will act as agent for the purpose of receiving payment from the Purchaser and transmitting payment to the tendering Unit Holders. Under no circumstances will interest be paid on the Purchase Price for any Unit by reason of any delay in making such payment.

    If any tendered Units are not purchased for any reason, the Agreement of Transfer and Sale with respect to such Units not purchased will be of no force or effect. If, for any reason whatsoever, acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed, then, without prejudice to the Purchaser's rights under Section 13 (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Purchaser may retain tendered Units, subject to any limitations of applicable law, and such Units may not be withdrawn except to the extent that the tendering Unit Holders are entitled to withdrawal rights as described in Section 4.

    If, prior to the Expiration Date, the Purchaser shall increase the consideration offered to Unit Holders pursuant to the Offer, such increased consideration shall be paid for all Units accepted for payment pursuant to the Offer, whether or not such Units were tendered prior to such increase.

    The Purchaser reserves the right to transfer or assign, at any time and from time to time, in whole or in part, to one or more affiliates or direct or indirect subsidiaries of the Purchaser, the right to purchase Units tendered pursuant to the Offer, but no such transfer or assignment will relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering Unit Holders to receive payment for Units validly tendered and accepted for payment pursuant to the Offer.

    SECTION 3.  PROCEDURES FOR TENDERING UNITS.

    VALID TENDER. For Units to be validly tendered pursuant to the Offer, a properly completed and duly executed Agreement of Transfer and Sale must be received by the Purchaser at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date. A Unit Holder may tender any or all Units owned by such Unit Holder.

    In order for a tendering Unit Holder to participate in the Offer, Units must be validly tendered and not withdrawn prior to the Expiration Date, which is 12:00 midnight, Eastern Time, on December 29, 1998.

    Although the Purchaser has included a pre-addressed envelope with this Offer for the convenience of Unit Holders, the method of delivery of the Agreement of Transfer and Sale is at the option and sole risk of the tendering Unit Holder, and the delivery will be deemed made only when actually received by the Purchaser. If delivery is by mail, registered mail with return receipt requested is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

    BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent the possible application of backup federal income tax withholding with respect to payment of the Purchase Price for Units purchased pursuant to the Offer, a tendering Unit Holder must verify such Unit Holder's correct taxpayer identification number or social security number, as applicable, and make certain certifications that the Unit Holder is not subject to backup federal income tax withholding.

    The Unit Holder is required to certify in the Agreement of Transfer and Sale, under penalties of perjury, that (i) the tax identification number shown on the Agreement of Transfer and Sale is the Unit Holder's correct taxpayer identification number; and (ii) the Unit Holder is not subject to backup withholding either because the Unit Holder has not been notified by the Internal Revenue Service (the "IRS") that the Unit Holder is subject to backup withholding as a result of failure to report all interest or dividends, or the IRS has notified the Unit Holder that the Unit Holder is no longer subject to backup withholding.

    The Unit Holder is also required to certify in the Agreement of Transfer and Sale, under penalties of perjury, that the Unit Holder, if an individual, is not a nonresident alien for purposes of U.S. income taxation, and if not an individual, is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations). The Unit Holder understands that this certification may be disclosed to the IRS by the Purchaser and that any false statements contained herein could be punished by fine, imprisonment, or both.

    TENDERS BY BENEFICIAL HOLDERS. Tenders of Units made by beneficial holders of Units will be deemed an instruction to brokers, dealers, commercial banks, trust companies, custodian and similar persons or entities whose names, or the names of whose nominees, appear as the registered owner of such Units, to tender such Units on behalf of such beneficial holder. A tender of Units can only be made by the registered owner of such Units.

    SIGNATURE GUARANTEES. The signature(s) on the Agreement of Transfer and Sale must be Medallion guaranteed by a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States, a brokerage firm that is a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., as provided in the Agreement of Transfer and Sale.

    ERISA. By executing the Agreement of Transfer and Sale, a tendering Unit Holder represents that either (a) the tendering Unit Holder is not a plan subject to Title 1 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. Section2510-3-101 of any such plan; or (b) the tender and acceptance of Units pursuant to the Offer will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

    APPRAISAL RIGHTS. Unit Holders will not have any appraisal or dissenter's rights with respect to or in connection with the Offer.

    OTHER REQUIREMENTS. By executing and delivering the Agreement of Transfer and Sale, a tendering Unit Holder irrevocably appoints the Purchaser and/or designees of the Purchaser and each of them as such Unit Holder's proxies, with full power of substitution, in the manner set forth in this Agreement of Transfer and Sale.

    By executing and delivering the Agreement of Transfer and Sale, a tendering Unit Holder also irrevocably assigns to the Purchaser, and its assigns, all of the right, title and interest, free and clear of all liens and encumbrances of any kind, of such Unit Holder in the Partnership with respect to the Units tendered and purchased pursuant to the Offer, including, without limitation, such Unit Holder's right, title and interest in and to any and all Distributions made by the Partnership between November 1, 1998 and the Expiration Date in respect of the Units tendered by such Unit Holder and accepted for payment by the Purchaser, regardless of the fact that the record date for any such Distribution may be a date prior to November 1, 1998. The Purchaser will seek to be admitted to the Partnership as an Assignee and/or a substitute limited partner upon consummation of the purchase of Unit Holder's Units pursuant to the Offer and it is the intention of the Unit Holder that upon consummation of the purchase of Unit Holder's Units pursuant to the Offer that the Purchaser succeed to the Unit Holder's interest as an assignee and/or a substitute limited partner of the Partnership in such Unit Holder's place.

    By executing an Agreement of Transfer and Sale as set forth above, a tendering Unit Holder also agrees that notwithstanding any provisions of the Partnership's Partnership Agreement which provide that any transfer is not effective until a date subsequent to the date of any transfer of Units under the Offer, the Purchase Price shall be reduced by any Distributions with respect to the Units between November 1, 1998, and the Expiration Date.

    DETERMINATION OF VALIDITY; REJECTION OF UNITS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of Units will be determined by the Purchaser, in its sole discretion, which determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Purchaser or Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Units of any particular Unit Holder whether or not similar defects or irregularities are waived in the case of other Unit Holders.

    The Purchaser's interpretation of the terms and conditions of the Offer (including the Agreement of Transfer and Sale and the instructions thereto) will be final and binding. No tender of Units will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. Neither the Purchaser nor any of its affiliates or assigns, if any, or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

    The Purchaser's acceptance for payment of Units tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering Unit Holder and the Purchaser upon the terms and subject to the conditions of the Offer.

    SECTION 4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4, tenders of Units made pursuant to the Offer are irrevocable. Units tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless previously accepted for payment as provided herein, may also be withdrawn at any time after January 26, 1999 (or such later date as may apply in case the Offer is extended).

    If, for any reason whatsoever, acceptance for payment of any Units tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment or pay for Units tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Purchaser may retain tendered Units and such Units may not be withdrawn, except to the extent that the tendering Unit Holder is entitled to and duly exercises withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

    In order for a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at its address set forth on the last page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn, with the signature of such person Medallion guaranteed in the same manner as the signature in the Agreement of Transfer and Sale, the number of Units to be withdrawn, and (if the Agreement of Transfer and Sale has been delivered) the name of the Unit Holder as set forth in the Agreement of Transfer and Sale. Withdrawals of Units may not be rescinded. Any Units properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. Neither the Purchaser nor any of its affiliates or assigns, if any, or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    SECTION 5. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT. The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units by giving oral or written notice of such extension, (ii) to terminate the Offer at any time from any or no reason and not accept for payment any Units not theretofore accepted for payment or paid for, by giving oral or written notice of such termination. (iii) upon the failure to satisfy any of the conditions specified in Section 13, to delay the acceptance for payment of, or payment for, any Units not heretofore accepted for payment or paid for, by giving oral or written notice of such termination or delay, and (iv) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered or the number of Units being sought in the Offer or both) by giving oral or written notice of such amendment. Any extension, termination or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14e-1(d) under the Exchange Act.

    If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or of information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. With respect to a change in price or a change in percentage of securities sought (other than an increase of not more than 2% of the securities sought), however, a minimum ten business day period is generally required to allow for adequate dissemination to security holders and for investor response. As used in this Offer, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

    SECTION 6.  CERTAIN TAX CONSEQUENCES.

    UNIT HOLDERS SHOULD CONSULT THEIR RESPECTIVE TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO EACH SUCH UNIT HOLDER OF SELLING UNITS PURSUANT TO THE OFFER.

    SECTION 7.  PURPOSE AND EFFECTS OF THE OFFER.

    PURPOSE OF THE OFFER. The Purchaser is making the Offer for investment purposes only (See Section 8--"Future Plans") with a view towards making a profit. The Purchaser's intent is to acquire the Units at a discount to the value that the Purchaser might ultimately realize from owning the Units. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the $950 Purchase Price and no representation is made as to such fairness.

    The Offer is being made by the Purchaser as a speculative investment based upon the belief that the Units represent an attractive investment at the price offered based upon, in part, the remaining assets of the Partnership. The purpose of the Offer is to allow the Purchaser to benefit from any one or a combination of the following: (i) any cash distributions from Partnership operations in the ordinary course of business; (ii) distributions, if any, of net proceeds from the liquidation of any properties after the Partnership has satisfied its liabilities; (iii) any cash from any redemption of the Units by the Partnership; and (iv) sale of the Units.

    The Purchaser established the Purchase Price based on its independent analysis of the Partnership, its assets, i.e., the media properties, and the financial condition of the Partnership. The Purchaser derived the Purchase Price from its analysis of financial and other information contained in publicly-available information in the Partnership's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Commission, which describe the Partnership's business and assets.

    Other measures of value may be relevant to a Unit Holder and all Unit Holders are urged to carefully consider all of the information contained in the Offer to Purchase and Agreement of Transfer and Sale and to consult with their own advisors (tax, financial or otherwise) in evaluating the terms of the Offer before deciding whether to tender Units. The Offer is being made as a speculative investment by the Purchaser based on its belief that there is inherent underlying value in the assets of the Partnership.

    CERTAIN RESTRICTIONS ON TRANSFER OF UNITS. The Partnership Agreement restricts transfers of Units if a transfer, when considered with all other transfers during the same applicable twelve month period, would cause a termination of the Partnership for federal or applicable state income tax purposes (which termination may occur when 40% or more of the Units are transferred in a twelve month period) or to prevent the Partnership from being taxed as a partnership for federal income tax purposes, if state Blue Sky laws would be violated, if prior required government regulatory consent was not obtained, if transfers were to be made to foreign citizens or if such transfers would result in ownership of Units which would violate Federal Communications Commissions Rules and Regulations. In determining the number of Units for which the Offer is made (representing approximately 4.8% of the outstanding Units), the Purchaser took these restrictions into account and has conditioned the Offer on not violating such restriction. See "Tender Offer--Section 13. Certain Conditions of the Offer." The foregoing are hereafter referred to as the "Transfer Restrictions."

    EFFECT ON TRADING MARKET AND PRICE RANGE OF THE UNITS. If a substantial number of Units are purchased pursuant to the Offer, the result will be a reduction in the number of Unit Holders. In the case of certain kinds of equity securities, a reduction in the number of security-holders might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. In this case, however, there is a limited trading market for the Units and, therefore, the Purchaser does not believe a reduction in the number of Unit Holders will materially further restrict the Unit Holders' ability to find purchasers for their Units.

    The Partnership disclosed in its Annual Report on Form 10-K for the year ended December 26, 1997 that an established trading market for the Units does not now exist, and it is not anticipated that such a market will develop in the future.

    The Units are registered under Section 12(g) of the Exchange Act, which means, among other things, that the Partnership is required to file periodic reports with the Commission and to comply with the Commission's proxy rules. The Purchaser does not expect or intend that consummation of the Offer will cause the Units to cease to be registered under Section 12(g) of the Exchange Act. Currently, there are approximately 14,298 Unit Holders. If the Units were to be held by fewer than 300 persons, the Partnership could apply to de-register the Units under the Exchange Act. Because the Units are widely held, however, the Purchaser expects that even if it purchases the maximum number of Units in the Offer, after that purchase the Units will be held of record by substantially more than 300 persons.

    Partnership Spectrum, a third party publication reported that during the period September 1997 through July 1998 that 22 trades at an average price of $623 per Unit, encompassing 1,570 Units, took place. Such secondary market selling prices, however, do not take into account commissions charged by secondary market makers effectuating such sales which the Purchaser believes, based on a typical ten Unit sales transaction, range from 5% to 8% of the sales proceeds.

    SECTION 8. FUTURE PLANS. The Purchaser is acquiring the Units pursuant to the Offer for investment purposes only, does not intend to make any effort to change current management or operations of the Partnership and has no current plans for any extraordinary transactions involving the Partnership. However, the Purchaser and its affiliates may acquire additional Units through private purchases, one or more future tender offers or by any other means deemed advisable. Such future purchases will also be for investment purposes only and may be at prices higher or lower than the Purchase Price.

    SECTION 9.  PAST CONTACTS AND NEGOTIATIONS WITH GENERAL PARTNER.

    The Purchaser has made three prior tender offers for Units which resulted in an aggregate purchase of 7,137 Units. As a result of the first offer which commenced on February 6, 1997 and expired on April 14, 1997, the purchase acquired 2,030 Units at a price of $410 per Unit. As a result of the second offer which commenced on April 19, 1997 and expired on May 30, 1997, the Purchaser acquired 1,978 Units at a price of $500 per Unit. As a result of the third offer which commenced on October 16, 1997 and expired on November 17, 1997, the purchase acquired 3,129 Units at a price of $600 per Unit.

    During January 1997, the Purchaser and its representatives had several discussions with the Partnership's General Partner and its representatives regarding the obtaining of a list (the "List") of the names, addresses and number of Units held by the Partnership's Limited Partners. Prior to obtaining the List, the Purchaser and the Partnership entered into a confidentiality and standstill letter agreement limiting the amount of Units the Purchaser would acquire to no more than 5% of the Units and use of the List. In May 1997, the Purchaser entered into an Agreement with the Partnership restricting the Purchaser's activities and interests in media properties and insulating the Purchaser from any direct or indirect involvement in the management or operation of the Partnership's media related activities. The Purchaser also submitted information to the Partnership enabling the Partnership to determine that the Purchaser would be qualified to own Units under the Federal Communications Commissions ("FCC") rules applicable to the Partnership.

    On November 20, 1998 a representative of the Purchaser contacted a representative of the Partnership regarding the Purchaser's intention to initiate the Offer and requested that the Partnership waive the 5% ownership restriction contained in the May, 1997 Agreement. After discussions on November 24, 1998, the Partnership agreed to amend the Agreement to allow the Purchaser to acquire no more than 10% of the Units, provided the Purchaser's potential offer meet certain conditions, including the Transfer Conditions.

    SECTION 10. CERTAIN INFORMATION CONCERNING THE BUSINESS OF THE PARTNERSHIP AND RELATED MATTERS.

    BUSINESS. The following information was extracted from the Partnership's Annual Report on Form 10-K for the year ended December 26, 1997, the Quarterly Report on Form 10-Q for the nine-month period ended September 25, 1997 and Current Reports on Form 8-K filed during 1998 (collectively the "Reports"), which Reports were filed with the Commission. The Purchaser did not prepare any of the information contained in such reports and extracted in this Offer and the Purchaser makes no representation as to the accuracy or completeness of such information.

    The Partnership was formed under the Delaware Uniform Limited Partnership Act on February 1, 1985. The Partnership's business was to acquire, finance, hold, develop, improve, maintain, operate, lease, sell, exchange, dispose of and otherwise invest in and deal with media businesses and direct and indirect interests therein. Media Management Partners (the "General Partner") manages the Partnership.

    The General Partner is not affiliated with the Purchaser. The General Partner's principal offices are located at World Financial Center, South Tower, 225 Liberty Street, New York, New York 10080. Its telephone number at that address is (800) 288-3694.

    The Partnership reported in its Quarterly Report on Form 10-Q for the Quarterly Period ended September 25, 1998, as filed with the Commission on November 9, 1998 (the "3rd Quarter 10-Q") that its assets that are not subject to a current contract for sale consist of a 50% interest in a joint venture (the "Venture"), which owns 100% of the stock of Century-ML Cable Corporation ("C-ML Cable"), which owns and operates the two cable televisions systems in Puerto Rico and an FM (WEBE-FM) and AM (WICC-AM) radio station combination in Bridgeport, Connecticut.

    The 3rd Quarter 10-Q also disclosed that the Partnership had entered into a Stock Purchase Agreement with Chancellor media Corporation of Los Angeles, California to sell its interests in Wincom

Broadcasting Corporation ("Wincom"), a corporation that owns an FM radio station (WQAL-FM) in Cleveland, Ohio and that the Partnership had entered into an Asset Purchase Agreement with Citicasters Co. pursuant to which the Partnership agreed to sell substantially all of its assets used in the operations of radio stations KEZY-FM and KORG (AM) in Anaheim, California for $30,100,000, subject to a proration of items of income and expenses as of the closing. The closing of the sale of the assets is subject to various conditions, including FCC approval

    In June 1998, the Partnership, through the Venture, consummated the sale of an FM (WFID-FM) and AM (WUNO-AM) radio station combination and a background music serve in San Juan, Puerto Rico ("C-ML Radio").

    The Partnership disclosed in its 3rd Quarter 10-Q that the purported class action commenced in the New York Supreme Court against, among others, the Partnership and its General Partner on August 29, 1997 for duplicative fees, breach of fiduciary duties and breach of the Partnership Agreement, has pending a motion to dismiss such action filed by the defendants. No ruling has been made on the motion. The defendants believe that they have meritorious defenses to the action and deny any wrongdoing with respect to the alleged claims.

    The Partnership disclosed in its 3rd Quarter 10-Q "the related claims against the Partnership for indemnification, other costs and expenses related to litigation, and the involvement of management, will adversely affect (a) the timing of the termination of the Partnership, (b) the amount of proceeds which may be available for distribution, and (c) the timing of the distribution to the limited partners of the net proceeds from the liquidation of the Partnership's assets."

    Additional information concerning the Partnership, its assets, operations and management is contained in the other filings with the Commission. Such reports and filings are available on the Commission's EDGAR system, at its internet website at www.sec.gov, and are available for inspection at the Commission's principal office in Washington, D.C. and at its regional offices in New York, New York and Chicago, Illinois.

    SELECTED FINANCIAL DATA. Set forth below is a summary of certain financial data for the Partnership which has been excerpted from the Partnership's Annual Report on Form 10-K for the year ended December 26, 1997. The financial information set forth below is qualified in its entirety by reference to such Reports and documents filed with the Commission and the financial statements and related notes contained therein. The Purchaser expressly disclaims any responsibility for the information contained in these filed Reports and extracted in this discussion.

    The following table sets forth in comparative tabular form a summary of selected financial data for each of the Partnership's last five full years in dollars, except for the number of Units.:

                                   YEAR ENDED

                                    12/26/97        12/27/96        12/29/95        12/30/94        12/31/93
                                 --------------  --------------  --------------  --------------  --------------
Operating Revenues.............  $   53,223,983  $   71,831,996  $  109,214,031  $  105,910,208  $  100,401,671
Gain on Sale of California
  Cable Systems................        --        $  185,609,191        --              --              --
Gain on Sale of Television
  Systems......................  $    3,702,725        --        $   22,796,454        --              --
Net Income (Loss)..............  $   19,467,688  $  189,711,304  $   21,490,240  $   (1,450,756) $    1,377,340
Net Income (Loss) Per Unit.....  $       102.52  $       999.04  $       113,17  $        (7.64) $         7.25
Number of Units................         187,994         187,994         187,994         187,994         187,994
Total Assets...................  $  156,646,178  $  160,994,824  $  210,198,496  $  238,330,358  $  249,851,937
Borrowings.....................  $   54,244,038  $   60,348,428  $  182,821,928  $  218,170,968  $  232,568,349

    DISTRIBUTIONS. The Partnership distributed $18,800,000 ($100 per Unit) to Unit Holders in 1997, $108,100,000 ($575 per Unit) to Unit Holders in 1996 and $7,500,000 ($40 per Unit) to Unit Holders in 1995.

    SECTION 11. CERTAIN INFORMATION CONCERNING THE PURCHASER. The Purchaser is a Delaware limited liability company which was organized for the purpose of making passive investments and acquiring the Units pursuant to the Offer and the prior offers (see "Section 9--Past Contracts and Negotiations with General Partner") The sole Manager of the Purchaser is Global Capital Management, Inc., a Delaware corporation ("GCM"), which is controlled by its three officers and directors, Richard J. Emmerich, John D. Brandenborg and Michael J. Frey. GCM is engaged in business to make innovative non-traditional investments in financial instruments. The Purchaser's and GCM's principal executive offices are at 601 Carlson Parkway, Suite 200, Minnetonka, Minnesota 55305.

    The Purchaser owns 9,361 Units, which is approximately 4.98% of the outstanding Units.

    The Purchaser acquired 7,137 Units in the three tender offers described in
Section 9 above. The Purchaser acquired 1,951 Units in a negotiated private transaction with a single seller at a price of $680 per Unit in December 1997. The remaining 273 Units owned by the Purchaser were acquired through a series of auction transactions on the Chicago Partnership Board more than 60 days prior to the date of the Offer.

    The Purchaser sold five units in a private sale more than 60 days prior to the date of the Offer.

    For certain information concerning the executive officers and directors of GCM, see Schedule 1 to this Offer to Purchase.

    Except as otherwise set forth herein, (i) neither the Purchaser nor, to the best knowledge of the Purchaser, any of the persons listed on Schedule 1 or any affiliate of the Purchaser beneficially owns or has a right to acquire any Units, (ii) neither the Purchaser nor, to the best knowledge of the Purchaser, any of the persons listed on Schedule 1 or any affiliate of the Purchaser or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Units, (iii) neither the Purchaser nor, to the best knowledge of the Purchaser, any of the persons listed on Schedule 1 or any affiliate of the Purchaser has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between the Purchaser, or, to the best knowledge of the Purchaser, any of the persons listed on Schedule 1 or any affiliate of the Purchaser, on the one hand, and the Partnership or affiliates, on the other hand, and (v) there have been no contracts, negotiations or transactions between the Purchaser or to the best knowledge of the Purchaser, any of the persons listed on Schedule 1 or any affiliate of the Purchaser, on the one hand, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election or removal of any general partner or a sale or other transfer of a material amount of assets.

    SECTION 12. SOURCE OF FUNDS. The Purchaser expects that approximately $8,550,000 (exclusive of fees and expenses) will be required to purchase 9,000 Units (approximately 4.8% of the 187,994 Units outstanding), if tendered. The Purchaser will obtain all of those funds from its working capital (i.e., cash on hand). The Purchaser is not a public company and has a net worth in excess of $45,000,000. The Offer is not contingent on obtaining financing.

    SECTION 13. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provisions of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules or regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Units promptly after the expiration or termination of the Offer), to pay for any Units tendered, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Units tendered, and may amend or terminate the Offer if (i) the Purchaser shall not have confirmed to its reasonable satisfaction that, upon purchase of the Units pursuant to the Offer, the Purchaser will have full rights to ownership as to all such Units and that the Purchaser will become a registered owner on the books and records of the Partnership, (ii) the Purchaser shall not have confirmed to its reasonable satisfaction that, upon the purchase of the Units pursuant to the Offer, the Transfer Restrictions will have been satisfied, or (iii) all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation of the purchase contemplated by the Offer shall not have been filed, occurred or been obtained. Furthermore, notwithstanding any other term of the Offer, the Purchaser will not be required to accept for payment or pay for any Units not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Units if, at any time on or after the date of the Offer and before the Expiration Date any of the following conditions exist:

        (a) the acceptance by the Purchaser of Units tendered and not withdrawn pursuant to the Offer or the transfer of such Units to the Purchaser violates restrictions in the Partnership Agreement which prohibit any transfer of Units which would cause a termination of the Partnership or would cause the Partnership to be taxed as a "publicly traded partnership" under the Internal Revenue Code;

        (b) there shall have been threatened, instituted or pending any action or proceeding before any court or governmental agency or other regulatory or administrative agency or commission or by any other person, challenging the acquisition of any Units pursuant to the Offer or otherwise directly or indirectly relating to the Offer, or otherwise, in the judgment of the Purchaser, adversely affecting the Purchaser or the Partnership;

        (c) any statute, rule or regulation shall have been proposed, enacted, promulgated or deemed applicable to the Offer, or any action or order shall have been proposed, entered into or taken, by any government, governmental agency, or other regulatory or administrative agency or authority, which, in the judgment of the Purchaser, might (i) result in a delay in the ability of the Purchaser or render the Purchaser unable, to purchase or pay for some or all of the tendered Units, (ii) make such purchase or payment illegal, or
    (iii) otherwise adversely affect the Purchaser or the Partnership;

        (d) any change shall have occurred or be threatened in the business, financial condition, results of operations, tax status or prospects of the Partnership which, in the judgment of the Purchaser, is or may be adverse to the Partnership, or the Purchaser shall have become aware of any facts which, in the judgment of the Purchaser, have or may have adverse significance with respect to the value of the Units;

        (e) there shall have occurred (i) any general suspension of, or limitation on prices for or trading in, securities in the over-the-counter market or on the New York Stock Exchange, Inc., (ii) a declaration of a banking moratorium or any suspension of payment in respect of banks in the United States or any limitation by federal or state authorities on the extension of credit by lending institutions or (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States; or, in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

        (f) a tender or exchange offer for some or all of the Units is made, or publicly proposed to be made or amended, by another person;

        (g) the Partnership shall have (i) issued, or authorized or proposed the issuance of, any partnership interests of any class, or any securities convertible into, or rights, warrants or options to acquire, any such interests or other convertible securities, (ii) issued or authorized or proposed the issuance of any other securities, in respect of, in lieu of, or in substitution for, all or any of the presently outstanding Units, (iii) declared or paid any distribution, other than in cash, on any of its partnership interests, (iv) authorized, proposed or announced its intention to propose any merger, consolidation or business combination transaction, acquisition of assets, disposition of assets or material change in its capitalization, or any comparable event not in the ordinary course of business, or (v) proposed or effected any amendment to the Partnership's Agreement of Limited Partnership;

        (h) the failure to occur of any necessary approval or authorization by any Federal or state authorities necessary to consummation of the Purchaser of all or any part of the Units to be acquired hereby, which in the sole judgment of the Purchaser in any such case, and regardless of the circumstances (including any action of the Purchaser) giving rise thereto, makes it inadvisable to proceed with such purchase or payment; or

        (i) the Purchaser or any of its affiliates and the Partnership shall have agreed that the Purchaser shall amend or terminate the Offer or postpone the payment for the Units pursuant thereto.

    The foregoing conditions are for the sole benefit of the Purchaser and its affiliates and may be asserted by the Purchaser regardless of the circumstances (including, without limitation, any action or inaction by the Purchaser or any of its affiliates) giving rise to such condition, or may be waived by the Purchaser, in whole or in part, from time to time in its sole discretion. The failure by the Purchaser at any time to exercise the foregoing rights will not be deemed a waiver of such rights, which rights will be deemed to be ongoing and may be asserted at any time and from time to time. Any determination by the Purchaser concerning the events described in this Section 13 will be final and binding upon all parties.

    SECTION 14.  CERTAIN LEGAL MATTERS AND REQUIRED REGULATORY APPROVALS.

    GENERAL. Except as set forth in this Offer to Purchase, based on its review of publicly available filings by the Partnership with the Commission and other publicly available information regarding the Partnership, the Purchaser is not aware of any licenses or regulatory permits that would be material to the business of the Partnership, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of Units as contemplated herein, or any filings, approvals or other actions by or with any domestic, foreign or governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Units by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's or the Purchaser's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval. The Purchaser's obligation to purchase and pay for Units is subject to certain conditions. See "Offer to Purchase--Section 13. Certain Conditions of the Offer."

    ANTITRUST. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The Purchaser does not currently believe any filing is required under the HSR Act with respect to its acquisition of Units contemplated by the offer.

    Based upon an examination of publicly available information relating to the business in which the Partnership is engaged, the Purchaser believes that the acquisition of Units pursuant to the Offer would not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such challenge is made, what the result will be.

    STATE TAKEOVER LAWS. The Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in the Offer, nor any action taken in connection herewith, is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Units tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase, or pay for, any Units tendered.

    SECTION 15. FEES AND EXPENSES. The Purchaser will pay all expenses of the Offer, including the fees and expenses of MAVRICC Management Systems, Inc., the Depositary. The Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Units pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees, if any, will, upon request and prior approval of the Purchaser, be reimbursed by the Purchaser for reasonable and customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

    SECTION 16. MISCELLANEOUS. THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) UNIT HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. THE PURCHASER IS NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.

    In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Purchaser will engage one or more registered brokers or dealers that are licensed under the laws of such jurisdiction to make the Offer. The Purchaser has filed with the Commission the
Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the Commission as set forth above in "Introduction."

    No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained in this Offer to Purchase or in the Agreement of Transfer and Sale and, if given or made, any such information or representation must not be relied upon as having been authorized. Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of the Purchaser or the Partnership since the date as of which information is furnished or the date of this Offer to Purchase.

                                          Smithtown Bay, LLC

                                                               November 27, 1998

                                   SCHEDULE 1
                    INFORMATION REGARDING THE DIRECTORS AND
             EXECUTIVE OFFICERS OF GLOBAL CAPITAL MANAGEMENT, INC.

    Set forth in the table below are the names of the directors and executive officers of Global Capital Management, Inc. and their present principal occupations and five (5) year employment histories. Each individual is a citizen of the United States and the business address of each person is 601 Carlson Parkway, Suite 200, Minnetonka, Minnesota 55305.

                                                               PRESENT PRINCIPAL OCCUPATION
                                                                    OR EMPLOYMENT AND
NAME                                                           FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------  ------------------------------------------------------------------------
Richard J. Emmerich....................  Richard J. Emmerich has been the President and a Director of Global
                                         Capital Management Inc. ("GCM") from August 1988 to present. From 1976 to 1988, Mr. Emmerich was employed by Cargill, Inc. in acquisitions research and international trading and processing activities. Mr.
                                         Emmerich served as President of Cargill Financial Services Corporation
                                         at his departure in 1988. Mr. Emmerich has a Masters of Business
                                         Administration Degree from Stanford University and a Bachelor of Arts
                                         Degree from Northwestern University.

John D. Brandenborg....................  John D. Brandenborg has been a Vice President, Treasurer and a Director of GCM from August 1988 to present. Mr. Brandenborg was employed by
                                         Cargill, Inc. from 1978 to 1988 and was involved in trading of domestic and foreign equity and fixed income instruments. Mr. Brandenborg served as a Vice President of Cargill Financial Services Corporation at his
                                         departure in 1988. Mr. Brandenborg has a Bachelor of Science Degree in
                                         Accounting from the University of Denver.

Michael J. Frey........................  Michael J. Frey has been Secretary, Vice President and a Director of GCM from 1988 to present. From 1979 to 1988, Mr. Frey was employed by
                                         Cargill, Inc. and traded and supervised trading of domestic and foreign equity and fixed income instruments. At his departure in 1988, Mr. Frey served as Assistant Vice President of Cargill Financial Services
                                         Corporation. Mr. Frey has a Bachelor of Science Degree in Business
                                         Administration from the University of Minnesota.

                                         GCM is the general partner of EBF & Associates Limited Partnership which is engaged in business to make innovative non-traditional investments in financial instruments.

                                     S-1-1

    Any questions or requests for assistance or for delivery of additional copies of this Offer to Purchase or the Agreement of Transfer and Sale may be directed to the Depositary at the telephone number and address set forth below.

                                          MAVRICC Management Systems, Inc.
                                          Post Office Box 7090
                                          Troy, Michigan 48007-7090
                                          Tele: 1-800-500-3243